UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of earliest event reported): April 16, 2010

LIME ENERGY CO.

(Exact name of registrant as specified in its charter)

DELAWARE	001-16265	36-4197337
(State or other jurisdiction of incorporation)	(Commission File #)	(IRS Employer Identification No.)

1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410

(Address of principal executive offices)

(847) 437-1666

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2010, the Compensation Committee of Lime Energy’s Board of Directors approved the granting of options to purchase 720,000 shares of the Company’s common stock to nine employees, including Mr. David Asplund, its Chief Executive Officer, Mr. Daniel Parke, its President, Mr. John O’Rourke, its Chief Operating Officer and Mr. Jeffrey Mistarz, its Chief Financial Officer, Executive Vice President and Treasurer (the “Executives”).  The grant of these options is subject to obtaining stockholder approval to an amendment to the Company’s 2008 Stock Incentive Plan at the 2010 annual meeting of stockholders to increase the number of shares available under the Plan by 1,720,000 shares.  Each of the Executives received an option to purchase 100,000 shares of the Company’s common stock with the following terms:

•      Exercise price of $4.50 per share;

•      The options will vest if at any time prior to December 31, 2015 the closing market price for the Company’s common stock has exceeded $20 per share on any trading day, the Company has publicly reported annual revenue for any fiscal year in excess of $242 million, and the Company has publicly reported adjusted EBITDA for any fiscal year in excess of$24 million;

•      The options will immediately vest on a Change of Control in which more than 50% of the shares of the Company’s common stock are acquired by any individual, entity or group for a price in excess of $15 per share, excluding, subject to certain exceptions, acquisitions by the Company, acquisitions from the Company and acquisitions by employee benefit plans; and

•      The options will terminate 10 years from the grant date or three months following the termination of the holder’s employment with the Company unless such termination is involuntary and not for Due Cause.

The description of these options is not intended to be complete and is qualified in its entirety by the complete text of the form of options which is attached as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)   Exhibits

10.1         Form of Option Agreement

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.

Dated: April 22, 2010	By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz

Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Option Agreement